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                                                                    EXHIBIT 11.1




                          EPIC DESIGN TECHNOLOGY, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands, except per share data)
                                   (Unaudited)



                                                                     THREE MONTHS ENDED  SIX MONTHS ENDED
                                                                         MARCH 31,           MARCH 31,
                                                                     ------------------  ----------------
                                                                      1996      1995      1996      1995
                                                                      ----      ----      ----      ----
Net income                                                           $ 2,250   $   910   $ 4,117   $ 1,540
                                                                     =======   =======   =======   =======



Weighted average common shares outstanding                            12,616    11,614    12,448    10,632
Weighted average convertible preferred stock                                                           548
Weighted average common share equivalents related to stock options
(using the treasury stock method)                                      1,266     1,502     1,382     1,514
                                                                     -------   -------   -------   -------

Shares used in per share computation                                  13,882    13,116    13,830    12,694
                                                                     =======   =======   =======   =======



Net income per share                                                 $  0.16   $  0.07   $  0.30   $  0.12
                                                                     =======   =======   =======   =======




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